Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements No. 333-199508, No. 333-204076, No. 333-209961, No. 333-214431, No. 333-219763, No. 333-223254, No. 333-229861, No. 333-236704, and No. 333-249976 on Form S-8 of our reports dated March 1, 2021, relating to the consolidated financial statements of Atara Biotherapeutics, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Atara Biotherapeutics, Inc. for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 1, 2021